UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MOHAWK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Mohawk Industries, Inc.:

You are cordially invited to attend the annual meeting of stockholders to be held on Thursday, May 24, 2018, at 10:00 a.m. local time, at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The business of the meeting will be (i) to elect a class of directors to serve a three-year term beginning in 2018, (ii) to vote upon a non-binding resolution to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, and (iii) to vote upon a non-binding, advisory resolution to approve executive compensation. There will not otherwise be a business review at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow the Company to furnish proxy materials to stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while reducing the environmental impact of our Annual Meeting and lowering costs. Unless you previously requested a paper copy of our proxy materials, you will receive a Notice Regarding the Availability of Proxy Materials, which tells you how to access the materials on the internet. If you have requested paper copies and wish no longer to receive them, contact our registrar and transfer agent, American Stock Transfer & Trust Company (“AST”), to request that only the Notice Regarding the Availability of Proxy Materials be mailed in the future. Contact AST by phone at 800-937-5449 or by mail at 6201 15th Avenue, Brooklyn, NY 11219.

Whether or not you plan to attend the annual meeting, please vote by internet at your earliest convenience or complete and return your proxy card if you requested a paper copy of our materials. You may choose to attend the meeting and personally cast your votes even if you fill out and return a proxy card. To receive a map and driving directions to the annual meeting, please call Deby Barnes-Forbus at (706) 624-2246.

Sincerely yours,

JEFFREY S. LORBERBAUM

Chairman and Chief Executive Officer

Calhoun, Georgia

April 6, 2018

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2018

The annual meeting of stockholders of Mohawk Industries, Inc. (the “Company”) will be held on Thursday, May 24, 2018, at 10:00 a.m. local time, at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The meeting is called for the following purposes:

1. To elect two persons who will serve as the Company’s Class II directors for a three-year term beginning in 2018;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;

3. To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers, as disclosed and discussed in the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement; and

4. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has set March 29, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on May 24, 2018:

The Proxy Statement and the 2017 Annual Report to Stockholders are available at the Company’s website — www.mohawkind.com/stockholdersmeeting.aspx.

PLEASE USE INTERNET VOTING OR COMPLETE AND RETURN A PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

By Order of the Board of Directors,

R. DAVID PATTON

Vice President-Business Strategy, General Counsel

and Secretary

Calhoun, Georgia

April 6, 2018

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors of Mohawk Industries, Inc. (“Mohawk” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of stockholders of the Company to be held on Thursday, May 24, 2018, and at any and all adjournments or postponements thereof (the “Annual Meeting”).

We have elected to provide access to our proxy materials on the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record (“Stockholders”) and beneficial owners. All Stockholders and beneficial owners may access the proxy materials at the Company’s website — www.mohawkind.com/stockholdersmeeting.aspx. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

The Notice will be made available to Stockholders on or about April 6, 2018. You must be a Stockholder as of March 29, 2018 (the “Record Date”) to be entitled to vote at the Annual Meeting.

Stockholders may vote by internet or written proxy. Proxies will be voted as specified by the Stockholders. Unless contrary instructions are specified, if a proxy card is executed and returned (and not revoked) before the Annual Meeting, the shares of the common stock of the Company (the “Common Stock”) represented thereby will be voted FOR election of the nominees listed in this Proxy Statement as directors of the Company, FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm, and FOR the proposal regarding the advisory vote on the approval of the Company’s executive compensation. A Stockholder’s submission of a signed proxy will not affect the right to attend and to later vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke the proxy at any time before it is voted by (i) filing a written revocation with the Secretary of the Company, (ii) executing a proxy bearing a later date or (iii) attending and voting in person at the Annual Meeting.

The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of Common Stock represented by proxies at the meeting, including broker nonvotes and abstentions will be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Once a quorum is established, (i) the election of directors will require the affirmative vote of a majority of the votes cast on the respective nominees at the Annual Meeting and (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018 and the approval of the advisory vote on executive compensation will require the affirmative vote of the holders of a majority of the votes represented and entitled to vote thereon at the Annual Meeting. For purposes of electing directors, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election.

As to Proposal 1 — Election of Directors, shares represented by proxies that are marked “ABSTAIN” and broker non-votes will not have an effect on the outcome of the proposal. As to Proposal 2 — Ratification of Accounting Firm and Proposal 3 — Say on Pay, shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against the proposal, while a broker nonvote will not have an effect on the outcome of the proposal.

Stockholders are entitled to one vote for each share of Common Stock held. March 29, 2018, has been set as the Record Date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only holders of Common Stock of record at the close of business on that day are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 74,533,583 shares of Common Stock issued and outstanding held by approximately 228 Stockholders.

THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES. YOU MAY HOLD SHARES OF COMMON STOCK OF RECORD, THROUGH A BANK OR BROKER OR THROUGH A COMPANY RETIREMENT PLAN. VOTING INSTRUCTIONS FOR EACH GROUP OF STOCKHOLDERS ARE SET FORTH BELOW.

Voting Instructions

By Internet.    Stockholders of record may vote by internet on the website identified on the Notice. Where requested, enter the 12 digit control number located on your Notice and follow the simple instructions for voting. For Stockholders that requested written proxy materials, control numbers and instructions for voting on the internet will be printed on the proxy card that will be included in the written materials. Internet voting is available 24 hours a day, 7 days a week until 11:59 p.m. New York time on May 23, 2018.

By Written Proxy.    Stockholders of record may vote by written proxy card. Stockholders that do not want to vote by internet may request a written proxy card by following the instructions on the Notice. Mark your selections on the proxy card, date and sign your name exactly as it appears on your proxy card, and mail the proxy card as directed.

Voting Shares held in Street Name.    If your shares are held in the name of a bank, broker or other record holder (that is, in “street name”), you may request a written proxy card or a vote instruction form from your bank, broker or other nominee. You may also vote by the method made available by your bank, broker or other nominee, in which case the bank, broker or other nominee will provide instructions.

Voting Shares held in Retirement Plans.    If your shares are held through the Mohawk Industries Retirement Plan 1 and/or the Mohawk Industries Retirement Plan 2, you have the right to vote the shares credited to your individual account(s) under the plans. Participants that hold shares in one of the plans may provide direction to our transfer agent, American Stock Transfer and Trust Company (“AST”), by the method made available by AST. Unless otherwise required by law, AST will follow participant vote instructions received by 11:59 p.m. New York time on May 21, 2018. If voting instructions have not been received by that time and date, the shares credited to your account(s) will not be voted.

The voting procedures are designed to authenticate identities, to allow Stockholders, beneficial owners and plan participants to vote their shares, and to confirm that instructions have been recorded properly.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that the Board of Directors of the Company shall consist of three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors.

The Company’s Certificate of Incorporation requires the Company to have at least two and no more than eleven directors, with the Board of Directors to determine the exact number. Frans G. De Cock has informed the Company that he does not intend to stand for re-election at the Annual Meeting. In connection with Mr. De Cock’s planned retirement, the Board of Directors has reduced the size of the board from 9 directors to 8 directors. The Board of Directors has nominated Filip Balcaen and Bruce C. Bruckmann for election as Class II directors at the Annual Meeting. The Class I and Class III directors have two years and one year, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

It is the intention of the persons named as proxies to vote the proxies for the election of each of Mr. Balcaen and Mr. Bruckmann as a Class II director of the Company, unless the Stockholders direct otherwise in their proxies. Each of Mr. Balcaen and Mr. Bruckmann has consented to serve as a director of the Company if elected. In the unanticipated event that either of Mr. Balcaen or Mr. Bruckmann refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The Board of Directors has no reason to believe that either of Mr. Balcaen or Mr. Bruckmann will be unable or will decline to serve as a director.

The affirmative vote of a majority of the votes cast in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW

Director, Director Nominee and Executive Officer Information

Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class II directors and the directors in Classes I and III whose terms of office will continue after the Annual Meeting, including the name and age of each, current principal occupation (during the last five years unless otherwise indicated), the name and principal business of the organization in which such occupation is carried on, the year each was elected to the Board of Directors of the Company, all positions and offices held during 2017 with the Company, and directorships, including any other directorships held during the past five years, in other publicly-held companies.

Nominees for Director

Class II Directors (If Elected, Terms Expire 2021)

Filip Balcaen — Mr. Balcaen (age 58) has been a director of the Company since February 2016. He is currently the President of Baltisse, a private investment firm, a position he has held since December 21, 2006. Mr. Balcaen has extensive experience growing and leading businesses in the flooring industry, serving as the CEO of the IVC Group (“IVC”), a global sheet vinyl and LVT manufacturing company, from 2004 — 2010 after which he served as chairman of the company until the Company acquired IVC in 2015. Mr. Balcaen began his career in flooring in 1984 working in various positions at the Balta Group, one of the largest producers of textile floor coverings in Europe, where he served as board member from 1990 to 2015 and CEO and Chairman from 1990 to 2004. Mr. Balcaen also serves on the board of Pentahold, a private equity partnership active in

Belgium, Stevia One Holding, a private company active in the production of the natural high intensity sweetener Stevia, and Origis Energy NV, a private company active in the global development and management of solar energy plants.

Bruce C. Bruckmann — Mr. Bruckmann (age 64) has been a director of the Company since October 1992. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. (“CVC, Ltd.”) and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of CVC, Ltd. Mr. Bruckmann is also a director of H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment, and Heritage — Crystal Clean Inc., a provider of parts cleaning services. Mr. Bruckmann is a former director and Chairman of the Board of Directors of MWI Veterinary Supply Co., a distributor of animal health products to veterinarians, and he is a former director of Town Sports International, Inc., a fitness club operator. Mr. Bruckmann also serves as a director for Downtown Locker Room, Eos Fitness, and Magpul Industries Corporation, which are private companies.

Continuing Directors

Class III Directors Continuing in Office (Terms Expire 2019)

Joseph A. Onorato — Mr. Onorato (age 69) has been a director of the Company since February 2008. From July 1998 until his retirement in September 2000, Mr. Onorato served as Senior Vice President and Chief Financial Officer for the Automotive Aftermarket Group of Dana Corporation, a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. In July 1998, Dana Corporation merged with Echlin, Inc. (“Echlin”), a worldwide manufacturer of motor vehicle parts. At the time of the merger, Mr. Onorato was Senior Vice President and Chief Financial Officer for Echlin. He is a certified public accountant and previously worked with PricewaterhouseCoopers. Mr. Onorato also served on the board of directors for Affinia Group Intermediate Holdings, Inc., where he was chairman of the Audit Committee, and BPI Holdings International, Inc., both motor vehicle components manufacturers. In addition, Mr. Onorato serves as a member of the Advisory Board of the School of Business at Quinnipiac University.

William H. Runge III — Mr. Runge (age 66) has been a director of the Company since July 2014. Mr. Runge has been a Managing Director with Alvarez & Marsal since June 2002, a premier business advisory firm for companies seeking to transform operations, catapult growth and accelerate results. In that capacity, Mr. Runge has served in Chief Financial Officer, Chief Operating Officer, Chief Executive Officer and Controller roles in the manufacturing, distribution and service industries. Prior to his work with Alvarez & Marsal, Mr. Runge spent more than 10 years with the corporate restructuring group of Arthur Andersen in Atlanta, where he served as Partner-in-Charge for the Southeast Region.

W. Christopher Wellborn — Mr. Wellborn (age 62) has been a director of the Company since our acquisition of Dal-Tile International Inc. (“Dal-Tile”) in March 2002. He has served as the Company’s Chief Operating Officer since November 2005 and as its President and Chief Operating Officer since November 2009. Mr. Wellborn was Executive Vice President, Chief Financial Officer and Assistant Secretary of Dal-Tile from August 1997 through March 2002. From March 2002 to November 2005, he served as President — Dal-Tile. From June 1993 to August 1997, Mr. Wellborn was Senior Vice President and Chief Financial Officer of Lenox, Inc.

Class I Directors Continuing in Office (Terms Expire 2020)

Karen A. Smith Bogart — Dr. Smith Bogart (age 60) has been a director of the Company since May 2011. She is President of Smith Bogart Consulting, an advisement firm focused on business growth, turn-around and capability. She has led start-up firms in consumer products and printing services. Prior to 2007, she was a Senior

Vice President of Eastman Kodak Company. She was Chairman and President of Greater Asia, responsible for Kodak’s businesses and operations across Asia, and she also managed many of Kodak’s largest global businesses in the consumer, professional and health sectors. She currently is a director for Michelman Inc., a privately held specialty chemicals company. She recently finished serving as a director for Monolithic Power Systems, Inc., a public semiconductor company (NASDAQ), and Silver Maple Ventures, an equity crowd funding start-up firm.

Richard C. Ill — Mr. Ill (age 74) has been a director of the Company since May 2011. Mr. Ill served as a director of Triumph Group, Inc. (“Triumph Group”), a public international aviation services company, from 1999 to 2017, where he also served as Chairman from 2009 to 2015 and President and Chief Executive Officer from 1993 to 2013 and again from April 2015 to January 2016. Previously, Mr. Ill held a variety of senior executive positions with Alco Standard Corporation until he founded what is now the Triumph Group. Mr. Ill has over 45 years of public company experience both in management, manufacturing and operations. In addition, Mr. Ill has 15 years of experience as a director of public companies, currently serving as a director of P.H. Glatfelter Company, a global supplier and leading manufacturer of paper and fiber products, and formerly as a director of Airgas, Inc., a distributor of industrial, medical, and specialty gases and related equipment, safety supplies and MRO products and services.

Jeffrey S. Lorberbaum — Mr. Lorberbaum (age 63) has been a director of the Company since our acquisition of Aladdin Mills Inc. (“Aladdin”) in March 1994. He has served as Chairman of the Board since May 2004 and as the Company’s Chief Executive Officer since January 2001. From January 1995 until January 2001, Mr. Lorberbaum served as President and Chief Operating Officer of the Company. Mr. Lorberbaum joined Aladdin in 1976 and served as Vice President — Operations from 1986 until February 1994 when he became President and Chief Executive Officer.

Contractual Obligations with respect to the Election of Directors

In connection with the merger of Aladdin with a wholly-owned subsidiary of the Company in February 1994 (the “Aladdin Merger”), the Company agreed to nominate up to two persons designated by the former stockholders of Aladdin for election or re-election, as the case may be, to the Board of Directors of the Company and to use its best efforts to cause such nominees to be elected to the Board of Directors. Beginning in 1999, Messrs. Jeffrey S. Lorberbaum and Sylvester H. Sharpe were such designees. Effective May 17, 2006, Mr. Sharpe retired from the Board of Directors. At this time, the Aladdin stockholders have decided not to designate anyone to fill the vacancy created by Mr. Sharpe’s retirement. At such time as the former stockholders of Aladdin have disposed of 50% or more of the Common Stock issued to them in the Aladdin Merger, the Company will be required to nominate only one such person to the Board of Directors, and at such time as the former stockholders of Aladdin have disposed of 75% or more of the Common Stock issued to them in the Aladdin Merger, the Company will no longer be required to nominate any of such persons to the Board of Directors.

Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors and are currently comprised of Messrs. Jeffrey S. Lorberbaum and W. Christopher Wellborn (who are identified above), Frank H. Boykin, James F. Brunk, Brian M. Carson, R. David Patton, Bernard P. Thiers and John C. Turner, Jr.

Frank H. Boykin — Mr. Boykin (age 62) was named Vice President — Finance and Chief Financial Officer of the Company in January 2005. In August 2004, Mr. Boykin was appointed Vice President — Finance. He previously served as Corporate Controller of the Company from April 1993 until May 1999, when he was appointed Vice President, Corporate Controller. Before joining the Company, Mr. Boykin served as a Senior Manager at KPMG LLP, a worldwide audit, tax and advisory services firm.

James F. Brunk — Mr. Brunk (age 52) has been Corporate Controller, Chief Accounting Officer of the Company since May 2009. Mr. Brunk joined the Company in October 2006 as Chief Financial Officer for the

Mohawk Home division. Before joining the Company, Mr. Brunk was Vice President, Finance-Transportation-Americas for Exide Technologies, a worldwide leader in production and recycling of lead acid batteries from January 2005 to October 2006.

Brian M. Carson — Mr. Carson (age 53) was named President — Mohawk Flooring (which became our Flooring North America segment) in January 2012. Mr. Carson joined Mohawk as President — Hard Surfaces for Mohawk Flooring in 2006. From 2008 until his 2012 promotion, Mr. Carson served as Chief Operating Officer — Mohawk Flooring. Mr. Carson served in manufacturing and senior management roles with Armstrong World Industries, a manufacturer of floors and ceilings for commercial and residential markets, for 16 years before joining the Company.

R. David Patton — Mr. Patton (age 47) was named Vice President — Business Strategy, General Counsel and Secretary of the Company in July 2013. From 2014-2017, he also served as the Company’s Chief Sustainability Officer. Before joining the Company, Mr. Patton was a partner of Alston & Bird LLP in its Corporate Transactions and Securities Practice Group, where he focused his practice on corporate transactions, securities regulation and corporate governance, developing an extensive background in mergers and acquisitions, securities, corporate and business transactions, finance and private equity.

Bernard P. Thiers — Mr. Thiers (age 62) was promoted to President — Unilin (which became a significant operating subsidiary in the Company’s Flooring Rest of World segment) in January 2009, succeeding Mr. Frans De Cock in this position. Mr. Thiers joined Unilin in 1984 as a plant manager and has served in roles of increasing management significance since that time. From 1996 to 2006, he served as Managing Director of Unilin Flooring and from 2006 until his 2009 promotion, he served as President — Unilin Flooring.

John C. Turner, Jr. — Mr. Turner (age 49) was promoted to President — Dal-Tile (which became the North American unit of the Company’s Global Ceramic segment) in January 2012. Mr. Turner began his career with Dal-Tile in 1990, progressing through a series of sales, operations and management roles. In 2005, Mr. Turner was promoted to Senior Vice President of Sales. From 2008 to 2011, he served as Senior Vice President of Operations — Dal-Tile, and from 2011 until his 2012 promotion, he served as Chief Operating Officer — Dal-Tile.

Meetings and Committees of the Board of Directors

General

During 2017, the Board of Directors held five meetings. All members of the Board of Directors attended over 75% of the total number of Board of Directors and Committee meetings that they were eligible to attend. All members of the Board of Directors at the time of the 2017 Annual Meeting of Stockholders were present at such meeting, other than Mr. Bruckmann.

Independence

The Board of Directors has affirmatively determined, considering generally all relevant facts and circumstances regarding each non-management director, that none of Mr. Balcaen, Mr. Bruckmann, Mr. Ill, Mr. Onorato, Mr. Runge or Dr. Bogart have a material relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director, and therefore they are independent within the meaning of the standards for independence set forth in the Company’s corporate governance guidelines, which are consistent with applicable Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) corporate governance standards. Definitions of independence for directors and committee members can be found in the Company’s Corporate Governance Guidelines, which can be found on the Company’s website at www.mohawkind.com/stockholdersmeeting.aspx.

Committees

The Company has a standing Audit Committee (the “Audit Committee”) of the Board of Directors established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit

Committee is comprised of four directors: Mr. Onorato (Chair), Mr. Bruckmann, Mr. Ill and Mr. Runge. The Audit Committee met seven times during 2017. The Board of Directors has determined that Mr. Onorato is qualified as the audit committee financial expert within the meaning of applicable SEC regulations and has all the requisite accounting and financial expertise within the meaning of the listing standards of the NYSE. The Audit Committee oversees management’s conduct of the financial reporting process, the system of internal, financial and administrative controls and the annual independent audit of the Company’s consolidated financial statements. In addition, the Audit Committee engages the independent registered public accounting firm, reviews the independence of such independent registered public accounting firm, approves the scope of the annual activities of the independent registered public accounting firm and internal auditors and reviews audit results. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.mohawkind.com/stockholdersmeeting.aspx. See also “Audit Committee — Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.”

The Company has a standing Compensation Committee (the “Compensation Committee”), which consists of Dr. Bogart (Chair), Mr. Onorato and Mr. Runge. The Compensation Committee met twice during 2017. The Compensation Committee is responsible for deciding, recommending and reviewing the compensation, including benefits, of the executive officers and directors of the Company, for reviewing risks associated with the Company’s compensation policies and practices and for administering the Company’s executive and senior management incentive compensation plans. The Compensation Committee may delegate any of its authority and responsibilities to a subcommittee of members of the committee designated by the Chairman of the Committee. To the extent permitted by Delaware law, the Compensation Committee may delegate to one or more officers of the Company the power to designate the officers and employees of the company or any of its subsidiaries who will receive grants of equity incentive awards and the number of such awards. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.mohawkind.com/stockholdersmeeting.aspx. See also “Executive Compensation — Compensation Committee Report.”

The Company has a standing Nominating and Corporate Governance Committee (the “Governance Committee”), which consists of Mr. Bruckmann (Chair), Mr. Ill and Dr. Bogart. The Governance Committee met two times during 2017. The Governance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities under the NYSE listing standards and Delaware law, identifying qualified candidates for nomination to the Board of Directors and developing and evaluating the Company’s corporate governance policies. The Governance Committee also considers nominees to the Board of Directors recommended by stockholders in accordance with the requirements of the Company’s Bylaws. Finally, the Governance Committee is responsible for overseeing the Company’s sustainability programs. As such, the Committee assists the Board of Directors with respect to formulating strategies to respond to public policy, legislative, regulatory, political and social issues and trends related to environmental, health and safety, and sustainability performance that may significantly affect the business operations, financial performance or public image of the Company. The Board of Directors has adopted a written charter for the Governance Committee and Corporate Governance Guidelines recommended by the Governance Committee, both of which are available on the Company’s website at www.mohawkind.com/stockholdersmeeting.aspx.

Executive Sessions with Non-Management Directors

The Company’s non-management directors meet without the Chief Executive Officer and other Company personnel as needed during a portion of each Board of Directors meeting. The chairs of the Company’s standing committees chair these executive sessions on a rotating basis.

2017 Director Compensation

The following table presents certain summary information concerning director compensation paid by the Company for services rendered during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Filip Balcaen	80,000	90,989	—	170,989
Bruce C. Bruckmann	90,000	90,989	—	180,989
Frans G. De Cock	—	454,600	577,529	1,032,129
Richard C. Ill	80,000	90,989	—	170,989
Joseph A. Onorato	95,000	90,989	—	185,989
William H. Runge III	80,000	90,989	—	170,989
Karen Bogart	90,000	90,989	—	180,989

(1) Includes payment of the annual retainer and retainers for committee chairs, as applicable. Mr. Ill, Mr. Onorato and Dr. Bogart elected to take their 2017 service year retainer 50% in the form of cash ($40,000, $47,500 and $45,000, respectively), and 50% in the form of Common Stock (206, 245 and 233 shares, respectively). All such shares were issued on January 3, 2017 pursuant to the Company’s 2012 Non-Employee Director Stock Plan, which is a sub-plan of the Mohawk Industries, Inc. 2012 Incentive Plan. Fractional shares of Common Stock were paid in cash in the following amounts: $512.50 (Mr. Ill), $540.01 (Mr. Onorato) and $341.43 (Dr. Bogart).

(2) The amounts reported in the Stock Awards column reflect the grant date fair value calculated in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). The grant date fair value of the restricted stock units is equal to the number of units issued multiplied by the closing trading price of the Company’s stock on the day of grant. On January 3, 2017, each of the non-employee directors, other than Mr. De Cock, received 451 restricted stock units, with a grant date fair value of $201.75 per share. On March 7, 2017, pursuant to his service agreement as described further in “Certain Relationships and Related Transactions,” Mr. De Cock received 2,000 restricted stock units, with a grant date fair value of $227.30 per share that vest ratably over three years. As of December 31, 2017, our non-employee directors held the following aggregate number of restricted stock units:

Restricted Stock Units (#)
Mr. Balcaen	451
Mr. Bruckmann	1,161
Mr. De Cock	4,399
Mr. Ill	1,161
Mr. Onorato	1,161
Mr. Runge	961
Dr. Bogart	1,161

(3) Pursuant to Mr. De Cock’s Service Agreement, as described further in “Certain Relationships and Related Transactions,” Mr. De Cock received an annual salary and retainer of $318,868 (€ 265,679) and an annual bonus of $258,661 (€ 215,515). These amounts represent the approximate dollar values of his base salary and annual bonus, converted to U.S. dollars using the euro to dollar exchange rate of 1.2.

Employees of the Company or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Committee of the Board of Directors. Mr. De Cock also does not receive any fees or remuneration for his services as a member of the Board of Directors, but he receives compensation for consulting services as described further in “Certain Relationships and Related Transactions.”

AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements (the “Audit Firm”). In connection with its responsibilities, the Audit Committee received the written disclosure from the Audit Firm, which is required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the Audit Firm’s communications with the Audit Committee concerning independence, discussed with the Audit Firm any relationships that may impact the objectivity and independence of the Audit Firm and satisfied itself as to the independence of the Audit Firm. In addition, the members of the Audit Committee considered whether the provision of services for the year ended December 31, 2017 described below under Principal Accountant Fees and Services was compatible with maintaining such independence. In conjunction with the mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of Audit Firm’s new lead engagement partner.

The Audit Committee members reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2017 with management. The Audit Committee members also discussed with the Audit Firm the matters required to be discussed under PCAOB standards. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

Audit Committee

Joseph A. Onorato-Chair

Bruce C. Bruckmann

Richard C. Ill

William H. Runge III

Principal Accountant Fees and Services

The following table shows the fees rendered (in thousands) to the Audit Firm for the audit of the Company’s annual consolidated financial statements for 2017 and 2016, respectively, and fees billed for non-audit related services, tax services and all other services performed by the Company’s independent registered public accounting firm during 2017 and 2016, respectively. Management of the Company negotiates such fees for services with the Audit Firm, subject to the review and approval of the Audit Committee.

	2017	2016
Audit Fees(1)	6,634	5,894
Audit-Related Fees(2)	214	41
Tax Fees(3)	101	114
All Other Fees	—	—

	$6,949	$6,049

(1) Audit Fees refers to the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting, and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit fees also include fees for other attest services required by statute or regulation (foreign or domestic), such as statutory audits in U.S. and non-U.S. locations. In 2017 Audit Fees were impacted by U.S. and Belgian tax reform, a new revenue recognition accounting standard and acquisition activity. In 2016 Audit Fees were impacted by certain system conversions and the first year of required internal control documentation and testing in our recently acquired businesses.

(2) Audit-Related Fees consist principally of professional services related to consultation with management on the accounting for various matters, including services related to our financing activities.

(3) Tax Fees consist principally of professional services rendered for tax compliance and tax consulting.

The Audit Committee has adopted a policy regarding the retention of the Company’s independent registered public accounting firm that requires pre-approval of all audit and audit-related, tax and non-audit related services by the chair of the Audit Committee, with subsequent approval by the full Audit Committee during the next scheduled meeting. The Audit Committee approved all audit and audit-related, tax and non-audit related services in 2017 and 2016.

PROPOSAL 2 — RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018 and has directed that management submit the selection of the independent registered public accounting firm to Stockholders for ratification at the Annual Meeting. Representatives of KPMG are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG, but still may retain it. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its Stockholders.

The members of the Audit Committee and the Board of Directors believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its investors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

The following section contains a detailed description of our compensation objectives and policies, the elements of the Company’s compensation program, and the material factors the Compensation Committee considered in setting the compensation of our named executive officers for 2017, who are listed below:

•	Jeffrey S. Lorberbaum, Chief Executive Officer;

•	Frank H. Boykin, Chief Financial Officer;

•	W. Christopher Wellborn, President and Chief Operating Officer;

•	Bernard P. Thiers, President — Flooring Rest of World; and

•	Brian M. Carson, President — Flooring North America.

Executive Summary

As our businesses continue to innovate, introduce new products, improve productivity and expand geographically, we are pleased to report improved financial performance again in 2017, overcoming the expiration of significant patents and related licensing revenue. Highlights include:

•	Earnings per share (EPS) as reported is $12.98, up 4% versus 2016; excluding unusual charges* EPS is $13.61, up 8% compared to 2016.

•	Operating income as reported and excluding unusual charges* increased to $1.4 billion, up 6% as reported and 9% on an adjusted basis.

•	As a percentage of net sales, operating income was 14.3% in 2017; 2017 adjusted EBITDA* as a percentage of net sales was 19.6% up 0.5% from 2016.

•

We achieved total stockholder return (“TSR”) for the three-year period ended December 2017 at the 87th percentile of the companies in our peer group (see “Determination of Executive Officer Compensation — 2017 Review of Compensation — Long Term Incentive Plan” for a discussion of these peer companies).

*	Please see our 2017 Annual Report that accompanies this Proxy Statement for additional information on the results of our operations for 2017 and a reconciliation of Non-GAAP financial measures contained in Annex A to this Proxy Statement.

As we significantly rely on performance metrics for determining our executive compensation, the compensation of our named executive officers was positively affected by our financial results in 2017 and our performance results in prior years.

•

Annual incentive awards for the 2017 performance year were based in part upon goals relating to earnings per share (“EPS”), which are described on page 18. As a result of the Company’s 2017 performance against these goals, 2017 annual incentive awards were paid to our CEO at 167% of target performance goals and to our other named executive officers in a range between 147% and 150% of target performance goals.

•

Long-term incentive awards granted in 2017 as restricted stock units (“RSUs”) were determined based upon the achievement of performance goals related to TSR for the prior three years (2014-2016) and business unit performance goals for the 2016 calendar year. As the Company achieved TSR at the 44th percentile of the peer group for the 2014-2016 performance period, each named executive officer received grants in 2017 at 89% of target. These awards are scheduled to vest over the next three years.

Compensation Philosophy and Objectives

Our goal is to have a compensation program that enables us to attract, motivate, develop and retain highly qualified executives who will assist us in meeting our long-range objectives, thereby serving the interests of our stockholders. To meet these objectives, our executive leadership must be of the caliber and have the level of experience necessary to manage successfully our complex global business. We believe that, in order to do this effectively, our program must meet the following criteria:

•	create a strong link between the executive compensation and our annual and longer-term financial performance;

•	use performance-based incentive compensation to place elements of our executive compensation at risk;

•	closely align our executives’ interests with those of our stockholders by making stock-based incentives an element of our executive compensation; and

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

Our determinations and assessments of executive compensation are primarily driven by two considerations: (i) market data based on the compensation levels, programs and practices of certain other companies, and (ii) Company and individual performance in specified areas, such as financial metrics and operational efficiency. We believe that market competitiveness and performance factors, considered in conjunction, provide a reasonable basis to assess executive performance and build value for our stockholders. As described below, we consider each of these areas in making our executive compensation decisions from setting base salaries to providing annual and longer-term rewards.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. We review compensation data of a peer group that consists of companies of comparable size on both a revenue and market capitalization basis that are engaged, to varying degrees, in businesses similar to ours. We believe that we compete, to varying degrees, for business and talent with the companies in this peer group. The Compensation Committee considers the 50th percentile of the Company’s peer group as a guide for setting total direct compensation (base salary plus annual incentive plus long-term incentive) for our executives. For purposes of setting compensation levels for 2017, the peer group was comprised of the following companies:

Armstrong World Industries Inc. Fortune Brands Home & Security Leggett & Platt Masco Corporation Newell Brands Owens Corning	PPG Industries, Inc. The Sherwin-Williams Company Stanley Black & Decker, Inc. USG Corporation Valspar Whirlpool Corporation

The Compensation Committee obtained information on the compensation levels, programs and practices of the companies within the peer group from market surveys periodically conducted by Hewitt Associates, LLC, an Aon Hewitt company (“Hewitt”), a compensation consultant engaged by the Company. In November 2017, the Compensation Committee considered whether the work of Hewitt raised any conflict of interest. The Committee considered various factors and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Hewitt. In reaching its determination, the Compensation Committee considered the fact that Aon Risk Services South, Inc., an affiliate of Hewitt, performs insurance brokerage services for the Company in exchange for an annual fee of $336,000, which Hewitt represented to the committee is less than 0.01% of Aon Hewitt’s total revenues. Hewitt’s fees for compensation related services in 2017 were $117,669.

Company and Individual Performance Metrics

We rely significantly on performance-based measurements to determine the compensation earned by our executives. To customize our compensation program and recognize individual performance and contribution to the Company, we focus on goals relating to EPS, total stockholder return (TSR) and individual performance.

We select these financial and individual metrics for our incentive programs because we believe that they create appropriate incentives, aligned with those of our stockholders, to improve the operational efficiency and, as a result, the financial performance, of the Company. We also believe they are good indicators of our overall performance, including whether the Company and its business units are achieving our annual or longer-term business objectives, and lead to the creation of long-term value for our stockholders. When target performance levels for each financial and individual performance goal are set, we believe such goals are likely to be achieved with good performance by our executives, taking into account the variability of economic, marketplace and industry conditions.

Components of Our Compensation Program

Our executive compensation program for our named executive officers consists primarily of the following integrated components: base salary, annual incentive awards and long-term incentive opportunities, which together comprise an executive’s total direct compensation in a given year or performance period.

Base salary provides our executive officers with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions in the competitive marketplace. Base salary is set at the beginning of each calendar year and does not vary based on individual or business performance during the year or during prior periods. By contrast, the other components of our executives’ total direct compensation — the annual incentive awards and long-term incentive compensation — are at risk based on performance. The Compensation Committee reviews the base salaries of our executive officers annually and whenever an executive is promoted. In addition, we also consider the executive’s experience for the position, differences in position and responsibilities relative to the peer group and the executive’s personal contribution to the financial and operational performance of the Company and our businesses.

Annual incentive awards are awarded under our Senior Executive Bonus Plan (“Annual Incentive Plan”) and provide a direct link between executive compensation and annual performance. Our executives’ annual incentive award is at risk based on how well the Company and our executives perform against annual performance goals. Awards made pursuant to the Annual Incentive Plan may be in the form of cash or restricted stock units. Restricted stock units granted under the Annual Incentive Plan vest ratably over three years following the grant date.

Equity incentive awards in the form of restricted stock units are awarded under our Executive Long Term Equity Incentive Plan (“Executive LTIP”) and provide a link between executive compensation and our long term performance, as the value of grants are based on financial goals for a three-year performance period and annual business unit performance goals. To determine the number of awards granted in March 2017, the Company performance was measured over the 2014-2016 period and business unit performance was measured against 2016 financial goals. Awards granted under the Executive LTIP vest ratably over three years following the grant date.

By placing a significant portion of an executive’s annual pay at risk, the Compensation Committee believes that compensation is more directly related to performance and more closely links the financial interests of the executives and those of the stockholders. Awards made pursuant to the Annual Incentive Plan and the Executive LTIP are governed by the Company’s stockholder-approved omnibus incentive plans. All awards granted after May 18, 2017 are governed by the 2017 Incentive Plan, and all awards granted before such date are governed by the 2012 Incentive Plan.

Our compensation program is complemented with limited perquisites and other executive benefits, including 401(k) matching contributions and severance benefits that the Compensation Committee believes are appropriate, individually and in the aggregate, to ensure our executive compensation program remains competitive.

Allocation of Total Direct Compensation

Just as our stockholders put their money at risk when they invest in our Company, we believe that a significant portion of our executives’ compensation should be at risk. For example, in 2017, assuming achievement of target performance objectives, approximately 71% of Mr. Lorberbaum’s total target direct compensation was at risk, and approximately 29% was paid as salary. Our other named executive officers had similar allocations of target salary and at-risk compensation for 2017: 67% of the principal compensation components for our named executive officers in the aggregate was at risk and tied to performance of our stock price and variable performance metrics. Based on the Company’s performance in 2017, approximately 29% of the total direct compensation actually paid to Mr. Lorberbaum was represented by his annual bonus award and approximately 52% of the total direct compensation actually paid to Mr. Lorberbaum was represented by his long-term incentive opportunity.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2017 Annual Meeting of Stockholders, holders of over 91.5% of the voted shares approved the compensation of the Company’s named executive officers. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the result of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices continue to enjoy strong shareholder support. In light of this support, the Compensation Committee did not make material changes to our executive compensation program.

At the 2017 Annual Meeting of Stockholders, our stockholders expressed a preference that advisory votes on executive compensation be held on an annual basis. Consistent with this preference, the Board has implemented an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2023 annual meeting.

Determination of Executive Officer Compensation

2017 Review of Compensation

As a guide in setting compensation for 2017, the Compensation Committee used the results of a survey by Hewitt of our peer group executive compensation in 2016. This assessment showed that for 2016 the Company’s chief executive officer received total direct compensation below the 50th percentile of the peer group, which is broken down as follows: base salary near the 50th percentile of the peer group; total cash compensation, which includes base salary and annual cash incentive awards, below the 75th percentile of the peer group; and long-term incentive compensation below the 50th percentile of the peer group.

The same assessment showed that, on average for 2016, our other named executive officers other than Mr. Wellborn received compensation in each of these categories near the median of our peer group. Mr. Wellborn earned a base salary below the 75th percentile of the peer group, total cash compensation above the 75th percentile of the peer group and long-term incentive compensation below the 50th percentile of the peer group.

In making its determinations of 2017 executive compensation, the Compensation Committee at its February 2017 meeting considered (i) the results of the Hewitt assessment discussed above and a tally sheet detailing the various elements of compensation for our named executive officers, including base salary and annual and long-term incentives, (ii) results of performance of our named executive officers against applicable financial and personal performance goals for 2016, and (iii) other factors described in “Compensation Philosophy and Objectives” above. Then, together with Mr. Lorberbaum’s recommendations for compensation for the named executive officers other than himself, the Compensation Committee made determinations concerning 2017 adjustments to base salaries and awards under the annual and long-term incentive compensation plans.

Base Salary

Based on the Compensation Committee’s review of marketplace data, the economic conditions and other factors described above, base salaries for 2017 were adjusted in consideration of individual performance and consistent with Company-wide salary increases. On a local currency basis, 2017 base salaries increased by 2.75% over 2016 for each of our named executive officers.

Annual Incentive Awards

As discussed above, the named executive officers are eligible to earn annual incentive awards under the Annual Incentive Plan. Pursuant to the plan, each member of our management team, including each of our named executive officers, is eligible to participate in a bonus pool. The governing parameters of the Annual Incentive Plan are as follows: (i) no annual incentive awards are payable under the plan unless the Company achieves positive consolidated adjusted operating income for the year; (ii) each named executive officer has a maximum bonus award based on a percentage of the bonus pool (which we refer to as the “Maximum Pool Award”); and (iii) actual incentive awards earned by the named executive officers are based on achievement of applicable performance goals established by the Compensation Committee.

In 2017, we achieved the threshold financial goal of positive consolidated adjusted operating income, which resulted in the funding of an Annual Incentive Plan bonus pool equal to 1.25% of our 2017 consolidated adjusted operating income of $1.4 billion. Total adjustments to operating income as reported were $62.3 million for restructuring and integration-related costs and for purchase accounting, including inventory step ups. The bonus pool for 2017 was approximately $17.7 million. For 2017, the Maximum Pool Award for each of Messrs. Lorberbaum and Wellborn was 24% and 20% of the bonus pool, respectively, and for each of our other named executive officers, the Maximum Pool Award was 14% of the bonus pool. For 2017, the Compensation Committee exercised its discretion to award less than the Maximum Pool Award for each named executive officer.

As noted above, cash incentive awards earned by the named executive officers are based on performance against applicable performance goals established by the Compensation Committee and target incentive opportunities. In February 2017, the Compensation Committee established annual incentive award opportunity ranges for each of our named executive officers, reflected as a percentage of each named executive officer’s 2017 base salary that would be payable based on performance against applicable goals related to adjusted EPS (“Incentive Plan Financial Goals”). The annual incentive award opportunity for each named executive officer for 2017 performance was the same as the opportunity for 2016 performance.

Annual Incentive Award Opportunity (Percentage of Base Salary)*

	Threshold	Target	Maximum
Jeffrey S. Lorberbaum	0%	90%	150%
Frank H. Boykin	0%	75%	113%
W. Christopher Wellborn	0%	90%	135%
Bernard P. Thiers	0%	75%	113%
Brian M. Carson	0%	75%	113%

*	Subject to Maximum Pool Award

For 2017, the Compensation Committee established the following Incentive Plan Financial Goals to guide the Compensation Committee’s exercise of discretion in determining actual bonus amounts under the Annual Incentive Plan. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation). For the Presidents of the Flooring North America and Flooring Rest of World segments (Messrs. Carson and Thiers), the Incentive Plan Financial Goals consisted of the Company EPS and business unit EPS (collectively weighted at 25% and 75%).

2017 Incentive Plan Financial Goals

	Company EPS		Flooring North America EPS(1)		Flooring Rest of World EPS(1)
Threshold	$11.68		$3.83		$2.56
Target	$12.64		$4.30		$2.79
Maximum	$13.46		$4.60		$2.99
2017 Performance	$13.61	*	$4.52	*	$3.64	*

* Adjustments made for miscellaneous non-operating expenses.

(1) Business unit EPS is determined by dividing the adjusted operating income for each applicable business unit, less an allocation for tax and interest expenses, by the number of weighted-average diluted common shares outstanding. Net earnings for the Flooring Rest of World segment include the net earnings attributable to our intellectual property licensing business, which for purposes of determining bonus payouts are not weighted as heavily as net earnings attributable to the segment’s commercial operations.

Based on the Company’s achievement of the Incentive Plan Financial Goals discussed above, our named executive officers earned the following annual incentive awards (see also the “Non-Equity Incentive Plan” column of the Summary Compensation table in this proxy statement):

	Performance Against Target	2017 Award Based on Incentive Plan Financial Goals
Jeffrey S. Lorberbaum	167%	$1,760,837
Frank H. Boykin	150%	$711,600
W. Christopher Wellborn	150%	$1,369,350
Bernard P. Thiers	150%	$743,794
Brian M. Carson	147%	$697,701

Long-Term Incentive Plan

Similar to the Annual Incentive Plan, no awards would have been granted under the Executive LTIP in 2017 unless the Company achieved positive adjusted consolidated operating income for 2016. Having achieved this threshold, the Compensation Committee determined the number of RSUs to grant to the named executive officers based on (i) the Company’s stock performance over a three-year (2014-2016) period as compared to peer companies (“TSR Component”) and (ii) business unit performance in 2016 (“Business Unit Component”), each as described below. The awards granted under the Executive LTIP vest ratably over the three-year period following the grant date, which is the minimum vesting period for time-based awards required by the 2012 Incentive Plan. The Grants of Plan-Based Awards table included in this proxy statement shows the actual number of Executive LTIP awards that each of our named executive officers received in 2017.

TSR Component. The financial goals for determining the number of stock awards granted in 2017 for the TSR Component were based on total shareholder return (TSR) over a three-year period (2014-2016) as compared to a group of peer companies. We selected these peer companies on both a revenue and market capitalization basis, as well as companies involved in businesses, products or channels of distribution similar to ours. The peer companies included:

Armstrong World Industries Inc.

Herman Miller, Inc.

HNI Corporation

Interface, Inc.

Leggett & Platt, Incorporated

Lennox International, Inc.

Louisiana Pacific Corp.

Masco Corporation

Newell Rubbermaid Inc.

Owens Corning

The Sherwin-Williams Company

Snap-on Incorporated

Steelcase, Inc.

Stanley Black & Decker, Inc.

Tempur Sealy International Inc.

Universal Forest Products, Inc.

USG Corporation

Whirlpool Corporation

For stock awards granted in 2018, the peer group will be replaced with the S&P 500, which the Compensation Committee believes is a better measurement index for the Company’s performance.

To determine awards in 2017, the Compensation Committee assigned each participant a target number of stock awards (based on a percentage of 2016 base salary), which would be awarded should the Company achieve TSR at the 50th percentile of the peer group. The number of restricted stock units awarded is based on a value ranging from 50% to 175% of the target number subject to achieving TSR between the 25th and 75th percentile of the peer group. Calculations between the various performance levels are linear (which means they were determined using straight line interpolation). The number of stock awards ultimately granted was determined by dividing the named executive officer’s award value by the average daily closing prices for the Common Stock for the last thirty (30) consecutive trading days from and including February 10, 2017 (which is the date that is 5 days before the February 2017 Compensation Committee Meeting). The target opportunity for awards made in 2017 was the same for each named executive officer as the target opportunity for awards made in 2016.

The Company achieved the TSR at the 44th percentile of the peer group for awards granted in 2017, which resulted in 89% of target TSR Component RSUs awarded, as set forth in the table below:

	Percentage of Base Salary Earned in RSUs
	TSR Below 25th Percentile	TSR at 25th Percentile	TSR at 50th Percentile	TSR at 75th Percentile	RSUs at 44th Percentile
Jeffrey S. Lorberbaum	0%	60%	120%	210%	5,831
Frank H. Boykin	0%	45%	90%	158%	2,356
W. Christopher Wellborn	0%	60%	120%	210%	5,038
Bernard P. Thiers	0%	45%	90%	158%	2,181
Brian M. Carson	0%	45%	90%	158%	2,366

Business Unit Component.    The financial goals for determining the number of stock awards granted in 2017 for the Business Unit Component were based on Business Unit EPS targets for 2016. The Compensation Committee assigned each participant a target number of stock awards (based on a percentage of 2016 base salary), which would be awarded should the applicable Business Unit achieve the target EPS. The number of restricted stock units awarded is based on a value ranging from 0% to 200% of the target number in the case of Messrs. Lorberbaum and Wellborn and 0% to 175% of the target number in the case of all of the other named executive officers. The threshold, target and maximum opportunities for 2016 business unit performance were the same as the 2015 opportunities. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation).

Business Unit Opportunity (Percentage of Base Salary)*

	Threshold	Target	Maximum
Jeffrey S. Lorberbaum	0%	30%	60%
Frank H. Boykin	0%	30%	53%
W. Christopher Wellborn	0%	30%	60%
Bernard P. Thiers	0%	30%	53%
Brian M. Carson	0%	30%	53%

*	Subject to Maximum Pool Award

For 2016, the Compensation Committee established the following Business Unit EPS Goals to guide the Compensation Committee’s exercise of discretion in determining actual RSU awards in 2017 under the Business Unit Component of the long term incentive plan. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation). For the Presidents of the Flooring North America and Flooring Rest of World segments (Messrs. Carson and Thiers), the Incentive Plan Financial Goals consisted of the Company EPS and business unit EPS (collectively weighted at 25% and 75%).

2016 Business Unit EPS Goals

	Company EPS		Flooring North America EPS(1)	Flooring Rest of World EPS(1)
Threshold	$10.09		$3.43	$2.80
Target	$11.05		$3.65	$3.04
Maximum	$11.85		$4.00	$3.25
2016 Performance	$12.61	*	$4.01	$3.78

*	Adjustments made for miscellaneous non-operating expenses.

(1) Business unit EPS is determined by dividing the adjusted operating income for each applicable business unit, less an allocation for tax and interest expenses, by the number of weighted-average diluted common shares outstanding. Net earnings for the Flooring Rest of World segment include the net earnings attributable to our intellectual property licensing business, which for purposes of determining bonus payouts are not weighted as heavily as net earnings attributable to the segment’s commercial operations.

Based on the Company’s achievement of the Business Unit targets discussed above, our named executive officers earned the following Business Unit RSUs as set forth in the table below. The number of stock awards ultimately granted was determined by dividing the named executive officer’s award value by the average daily closing prices for the Common Stock for the last thirty (30) consecutive trading days from and including February 10, 2017 (which is the date that is 5 days before the February 2017 Compensation Committee Meeting).

	Performance Against Target	2017 RSUs Based on Business Unit EPS
Jeffrey S. Lorberbaum	200%	3,275
Frank H. Boykin	175%	1,544
W. Christopher Wellborn	200%	2,830
Bernard P. Thiers	175%	1,429
Brian M. Carson	175%	1,550

For the compensation year beginning on January 1, 2018, the Compensation Committee modified the Executive LTIP by adding a fixed component to the plan. Similar to the Executive LTIP in 2017, the Compensation Committee will continue to establish target awards of restricted stock units (based on a percentage of a participant’s salary) to each participant based on the achievement of two business performance components: the TSR Component and Business Component. At the beginning of the compensation year the Compensation Committee will designate a portion of the target opportunity as “fixed” and a portion of the opportunity as “variable.” The fixed portion of the award does not depend on personal, company or business unit performance. Rather, the fixed award will be granted to the participant as long as the participant is employed by the Company on the date of the grant. The variable portion of the award will continue to fluctuate depending on the actual performance of the Company against the pre-determined business goals. Fixed and variable awards will continue to vest ratably over a three-year period. The Compensation Committee believes that adding a fixed component to the Executive LTIP enhances the Company’s ability to retain its top executives and aligns with market practice.

Perquisites and Other Executive Benefits

Perquisites and other executive benefits are a part of our executives’ overall compensation and include access to health care and other benefits. We offer additional executive perquisites at the senior leadership level, including defined contribution matching benefits, health benefits and life insurance coverage benefits as referenced in the Summary Compensation Table.

Retirement Benefits and Deferred Compensation

Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component that promotes retention. We maintain the Mohawk Industries Retirement Savings Plan 2, a 401(k) retirement plan in which our named executive officers are eligible to participate, along with a substantial number of our employees.

We also maintain the Mohawk Industries, Inc. Senior Management Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 25% of their pre-tax earnings and up to 100% of their year-end bonus payments and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded, and the participants have previously earned and voluntarily elected to defer these amounts in order to accumulate tax-deferred returns. We do not match contributions to the plan. Plan participants can allocate their account balances among the same investment options available under our qualified contribution retirement plan (other than investments in Company stock), which also accumulate on a tax-deferred basis.

Severance Pay Arrangements

Our named executive officers participate in our general employee severance plan which provides a specified number of weeks of severance pay based on continuous service time to the Company and the reason for termination of employment. Our named executive officers, other than Mr. Wellborn and Mr. Thiers, are employees at-will and do not have long-term contracts with us. See “Employment Agreements with Named Executive Officers” for a description of our agreements with Mr. Wellborn and Mr. Thiers, including severance benefits provided thereunder and “Potential Payments Upon Termination or Change in Control” for a quantification of the severance benefits.

Stock Ownership Guidelines and Hold Periods

Stock ownership guidelines are reviewed annually as part of the compensation planning process. The stock ownership goals for our executive officers are based on a multiple of the executive’s annual base salary. The ownership multiple for our CEO and COO is three times annual base salary, for our CFO and business segment leaders is two times annual base salary and for our other key position holders is one times annual base salary.

Stock ownership guidelines provide that each executive is expected to meet this goal within five years of his or her initial participation in the Executive LTIP. In addition, our directors are expected to own three times their annual retainer within five years of their election. For purposes of our stock ownership guidelines, ownership includes shares of Common Stock, unvested RSUs and in-the-money options subject to time vesting. The stock ownership guidelines may require directors and executives to continue to hold awards or shares of Common Stock after the applicable vesting periods have expired.

As of March 16, 2018, all of our directors and executive officers have met their requirements.

Policy on Hedging Transactions

The Company believes that hedging against losses in the Company’s shares by the Company’s leadership breaks the alignment between stockholders and management. Moreover, the Company is concerned that engaging in derivative transactions with respect to the Company’s securities may focus management attention on short-term performance and may enhance the risk that members of management — knowingly or unknowingly — trade in the Company’s securities while in the possession of material non-public information. Accordingly, the Company has adopted a policy that prohibits directors and officers from engaging in a variety of hedging transactions with respect to the Company’s common stock, including “short sales,” “short sales against the box,” and buying or selling put or call options.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. Prior to enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), this limitation did not generally apply to compensation paid to the chief financial officer or to qualifying performance-based compensation if certain requirements were met. The Company’s incentive plans for 2017 and prior years were designed to allow the Compensation Committee to grant equity awards that may qualify for the performance-based compensation exemption from Section 162(m). Also, to maintain flexibility in compensating our executives, the Compensation Committee reserved the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believed that such payments were appropriate. Accordingly, certain components of our executive compensation program for 2017 and prior years were designed to be qualifying performance-based compensation under Section 162(m) while others were not. A number of requirements must be met for particular compensation to so qualify, however, so there can be no assurance that any compensation awarded will be fully deductible under all circumstances.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers, including our chief financial officer, in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the Compensation Committee’s efforts to structure certain of our incentive plans and awards to be exempt from Section 162(m) and therefore not subject to its deduction limits, there can be no assurance that these awards will be fully deductible because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit. In addition, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Compensation Risk Review

We have assessed the incentive compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk-taking above the level of risk associated with the Company’s business model.

EXECUTIVE COMPENSATION

Decisions and recommendations regarding the compensation of our executives are made by a three-member Compensation Committee composed entirely of independent directors, as determined by the Board of Directors. The following is a report of the Compensation Committee concerning our executive compensation policies for 2017.

Compensation Committee Report

The Compensation Committee of the Board of Directors oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the “Compensation Discussion and Analysis” included in this proxy statement and based on such review and discussions recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Compensation Committee

Karen A. Bogart — Chair

Joseph A. Onorato

William H. Runge III

2017 Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the years ended December 31, 2017, 2016, and 2015 for (i) the Principal Executive Officer and the Principal Financial Officer of the Company, and (ii) each of the three other most highly compensated executive officers of the Company (determined as of December 31, 2017) (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(4)	Total ($)
Jeffrey S. Lorberbaum	2017	1,173,891	2,069,794	(1)	1,760,837		13,190	5,017,713
Chief Executive Officer	2016	1,142,473	3,302,154		2,613,710	(3)	13,086	7,071,423
	2015	1,109,197	3,332,699		1,663,796		10,952	6,116,644

Frank H. Boykin	2017	632,534	886,470	(1)	711,600		12,146	2,242,750
Chief Financial Officer	2016	615,605	1,383,862		1,062,555	(3)	12,580	3,074,602
	2015	597,674	1,399,337		672,384		12,492	2,681,886

W. Christopher Wellborn	2017	1,014,333	1,788,396	(1)	1,369,350		13,643	4,185,723
President	2016	987,186	2,853,314		2,112,701	(3)	13,583	5,966,784
	2015	958,433	2,879,659		1,293,884		13,583	5,145,559

Bernard P. Thiers(5)	2017	705,958	820,553	(1)	743,974		—	2,270,485
President — Flooring ROW	2016	609,312	1,248,729		980,989	(3)	—	2,839,030
	2015	607,348	1,479,404		549,017		—	2,635,768

Brian M. Carson	2017	634,995	890,107	(1)	697,701		12,409	2,235,211
President — Flooring NA	2016	618,000	1,301,230		1,065,250	(3)	12,188	2,996,667
	2015	562,000	2,216,766		632,299		10,342	3,421,407

(1) Represents restricted stock units earned pursuant to the Executive LTIP for performance during the 3-year period ended December 31, 2016 and granted on March 7, 2017. The grant date fair value of the restricted stock units is equal to the number of units issued times the closing trading price of the Company’s stock on the grant date ($227.30).

(2) Represents the amount of incentive bonus earned under the Annual Incentive Plan. For more information regarding the Annual Incentive Plan, see “Compensation Discussion and Analysis.”

(3) The amount reported for 2016 includes an additional award under the 2016 Annual Incentive Plan (The “Additional AIP Award”). The Additional AIP Award was settled on March 7, 2017 in the form of restricted stock units. Accordingly, each of Messrs. Lorberbaum, Boykin, Wellborn, Thiers and Carson received 4,300, 1,768, 3,727, 1,625 and 1,768 restricted stock units, respectively, determined by dividing their Additional AIP Award by the average daily closing prices for the Common Stock for the last thirty (30) consecutive trading days from and including February 10, 2017 (which is the date that is 5 days before the February 2017 Compensation Committee Meeting). The grant date fair value of the awards for each of Messrs. Lorberbaum, Boykin, Wellborn, Thiers and Carson was $977,390, $401,866, $847,147, $369,363, and $401,866, respectively. The grant date fair value of the restricted stock units is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant ($227.30 on March 7, 2017).

(4) Amounts include 401(k) matching contributions, disability and insurance coverage benefits and auto benefits for Messrs. Lorberbaum, Carson and Boykin.

(5) Mr. Thiers’ salary is paid in euro and calculated pursuant to his service agreement. Amounts reported in U.S. dollars fluctuate based on changes in foreign exchange rates. This amount represents the approximate dollar value of his base salary and annual incentive award, converted to U.S. dollars using the euro to dollar exchange rate of 1.2 for 2017, 1.063 for 2016, and 1.09 for 2015.

2017 Grants of Plan-Based Awards

		Estimated Future Payouts under Non-Equity Incentive Plans(1)			All Other Stock Awards: Shares of Stock Units (#)	Grant Date Fair Value of Stock Awards($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffrey S. Lorberbaum	3/7/17	0	1,056,502	4,249,200	9,106	2,069,794
Frank H. Boykin	3/7/17	0	474,400	2,478,700	3,900	886,470
W. Christopher Wellborn	3/7/17	0	912,900	3,541,000	7,868	1,788,396
Bernard P. Thiers	3/7/17	0	504,394	2,478,700	3,610	820,553
Brian M. Carson	3/7/17	0	476,246	2,478,700	3,916	890,107

(1) Represents threshold, target and maximum bonus opportunities under the Annual Incentive Plan. The actual amount of incentive bonus earned by each Named Executive Officer in 2017 under the Annual Incentive Plan is reported under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table.” Additional information regarding the design of the Annual Incentive Plan is included in the “Compensation Discussion and Analysis.”

(2) Represents the per unit grant date fair value of $227.30 on March 7, 2017. The grant date fair value of RSUs is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant.

Employment Agreements with Named Executive Officers

On November 4, 2009, the Company entered into an employment agreement with Mr. Wellborn (the “Wellborn Agreement”) that reflects his expanded responsibilities as President and Chief Operating Officer of the Company. Pursuant to the terms of the employment agreement, Mr. Wellborn received a base salary of $1,014,333 in 2017 (which may be increased from time to time by the Board of Directors). Mr. Wellborn is also eligible to earn an annual bonus of up to 135% of his base salary. Additionally, on November 4, 2009, the Company granted to Mr. Wellborn 90,000 RSU’s. Subject to certain vesting conditions, 15,000 of such RSU’s are scheduled to vest and convert to shares of Common Stock on October 31 of each year from 2014 through 2019. On November 5, 2010, Mr. Wellborn received a grant of an additional 60,000 RSU’s pursuant to his employment agreement, which subject to certain vesting conditions are scheduled to vest and convert to shares on December 31, 2019.

In the event that Mr. Wellborn is terminated without “cause” or resigns for “good reason,” Mr. Wellborn will be entitled to (i) accrued base salary through the date of termination, (ii) the continuation of his base salary for a two-year period following the termination, (iii) continued participation in employee benefit plans for a two-year period following the termination, and (iv) 90% of the base salary for the year in which the termination occurs (to be paid once during each of the two fiscal years following the year in which the termination occurs) in lieu of an annual bonus. In addition, (i) Mr. Wellborn’s previously granted stock options will immediately vest and become fully exercisable if Mr. Wellborn is terminated without “cause” or resigns for “good reason,” and (ii) the RSU’s scheduled to vest for the year in which the termination occurs will vest, subject to proration for terminations before calendar year end. In the event of a change of control of the Company in which the successor does not assume the obligations under the Wellborn Agreement, Mr. Wellborn will be entitled to the payments and benefits as if he had resigned for “good reason.” In addition, in the event of a change of control, all of Mr. Wellborn’s outstanding stock awards will vest or convert to shares, as applicable. Further, Mr. Wellborn is prohibited from competing with the Company or soliciting employees of the Company for five years following his separation from the Company. The Wellborn Agreement expires on December 31, 2019.

On February 9, 2009, the Company’s Unilin Industries BVBA subsidiary and Comm. V. “Bernard Thiers” entered into a service agreement (the “Thiers Service Agreement”) pursuant to which Mr. Thiers provides his services to the Flooring Rest of World segment. The 2009 agreement was renewed on March 11, 2014. Pursuant to the agreement, Mr. Thiers received an annual base amount of $661,310 (€551,000) in 2017 and an annual retainer amount of $44,647 (€37,200). Mr. Thiers is also eligible for an annual bonus of up to 112.5% of the base amount. Unilin will reimburse all reasonable expenses incurred for services rendered to the Flooring Rest of World segment. The Thiers Service Agreement restricts Mr. Thiers from providing services to competing companies or soliciting employees or customers for two years following termination. The initial term of the renewed agreement expires on December 31, 2018. The agreement may be terminated (i) by the Company for serious cause at any time without liability, (ii) by the Company at any time other than for serious cause with payment to Mr. Thiers of 1.85 times his annual base amount or (iii) by the Company on 22 months’ notice. Pursuant to agreements dated March 7, 2014, March 9, 2015, March 1, 2016, March 7, 2017 and March 5, 2018 between the Company and Mr. Thiers, Mr. Thiers has agreed not to transfer any shares of Common Stock issued to Mr. Thiers upon the vesting of restricted stock units granted to Mr. Thiers on the agreement dates for a period of two years following the vesting dates.

Amounts in Euros have been converted to U.S. Dollars based on a 1.2 exchange rate for 2017.

2017 Outstanding Equity Awards at Year-End

The following table sets forth information on outstanding equity awards for each of the Named Executive Officers on December 31, 2017.

	Option Awards			Stock Awards
Name	Shares Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(9)
Jeffrey S. Lorberbaum				6,049	(2)	1,668,919
				11,908	(3)	3,285,417
				9,106	(4)	2,512,345
				4,300	(5)	1,186,370
Frank H. Boykin				2,540	(2)	700,786
				4,990	(3)	1,376,741
				3,900	(4)	1,076,010
				1,768	(5)	487,791
W. Christopher Wellborn				30,000	(6)	8,277,000
				60,000	(7)	16,554,000
				5,227	(2)	1,442,129
				10,290	(3)	2,839,011
				7,868	(4)	2,170,781
				3,727	(5)	1,028,279
Bernard P. Thiers(1)	11,825	57.34	2/22/2021
	11,510	57.34	2/22/2021
	39,160	66.14	2/21/2022
				2,685	(2)	740,792
				4,503	(3)	1,242,378
				3,610	(4)	995,999
				1,625	(5)	448,337
Brian M. Carson				2,173	(2)	599,531
				4,692	(3)	1,294,523
				5,000	(8)	1,379,500
				3,916	(4)	1,080,424
				1,768	(5)	487,791

(1) All of the stock options held by Mr. Thiers are fully exercisable.

(2) Restricted stock units granted on March 9, 2015, in connection with each executive’s long term incentive plan award for 2014 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(3) Restricted stock units granted on March 1, 2016, in connection with each executive’s long term incentive plan award for 2015 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(4) Restricted stock units granted on March 7, 2017, in connection with each executive’s long term incentive plan award for 2016 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(5) Restricted stock units granted on March 7, 2017, in connection with each executive’s Additional AIP Award under the 2016 Annual Incentive Plan and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(6) Restricted stock units granted on November 4, 2009, in connection with Mr. Wellborn’s employment agreement entered into in connection with his promotion to President and Chief Operating Officer. The RSUs vest ratably over six years beginning October 31, 2014.

(7) Restricted stock units granted on November 5, 2010, in connection with Mr. Wellborn’s employment agreement entered into in connection with his promotion to President and Chief Operating Officer. The RSUs are scheduled to vest on December 31, 2019.

(8) Restricted stock units granted on August 7, 2015, in connection with Mr. Carson’s expanding responsibilities as President of Flooring North America. The RSUs are scheduled to vest on August 7, 2020.

(9) Based on the closing trading price of the Common Stock on December 29, 2017 ($275.90).

2017 Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and RSUs that vested during 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey S. Lorberbaum	—	—	18,702	4,281,175
Frank H. Boykin	—	—	7,843	1,795,380
W. Christopher Wellborn	—	—	31,160	7,625,670
Bernard P. Thiers	—	—	8,306	1,899,708
Brian M. Carson	—	—	11,923	2,708,030

(1)	Based on the closing trading price on the applicable vesting dates.

2017 Nonqualified Deferred Compensation

Name	Executive Contributions in the Last FY ($)(1)	Registrant Contributions in the Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(3)
Jeffrey S. Lorberbaum	—	—	—	—	—
Frank H. Boykin	33,208	—	238,076	—	2,445,761
W. Christopher Wellborn	—	—	357,621	—	2,318,378
Bernard P. Thiers	—	—	—	—	—
Brian M. Carson	685,146	—	405,136	—	2,544,735

(1) Reflects elective deferrals under the Senior Management Deferred Compensation Plan. These amounts are included in the amount reported as “Salary” in the “Summary Compensation Table” for 2017.

(2) Aggregate earnings are not includable in the “Summary Compensation Table” because such earnings are not above-market or preferential interest rates.

(3) Includes amounts of employee contributions representing compensation earned and deferred in prior years that were reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year.

The Senior Management Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain members of senior management of the Company, including the named executive officers, may elect to defer up to 25% of their annual base salary and up to 100% of their incentive cash bonus. Deferral elections are due before January 1 of each year, and are irrevocable. The Company directs a trustee to invest the assets which are held in an irrevocable rabbi trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the plan, the Company may direct the trustee in writing to invest the assets held in the trust to correspond to the hypothetical investments made for participants in accordance with their direction. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds in which the assets are invested. The participant must make an election regarding payment terms at least twelve (12) months before payment, which may be either a lump sum, or annual installments of from two (2) to ten (10) years. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit. All accounts would be immediately distributed upon a change in control of the Company.

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued under the Company’s existing equity compensation plans as of December 31, 2017:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options		Number of Shares Available for Future Issuance Under Equity Compensation Plan
Equity Compensation Plans Approved by Stockholders(1)	618,089	(2)	$62.86	(3)	2,307,133	(4)
Equity Compensation Plans Not Approved by Stockholders	—		—		—

(1) Includes the Mohawk Industries, Inc. 2012 Incentive Plan and 2007 Incentive Plan.

(2) This amount consists of 63,115 stock options outstanding and 554,974 restricted stock unit awards outstanding.

(3) Calculation of weighted average exercise price of outstanding awards includes stock options but does not include restricted stock units that convert to shares of Common Stock for no consideration.

(4) All of such shares are available for issuance pursuant to grants of full-value awards.

Potential Payments upon Termination of Employment or Change in Control

Each of our named executive officers, other than Messrs. Wellborn and Thiers, are entitled to participate in the Company’s severance plan that is available to all employees. In addition, as described above under “Employment Agreements with Named Executive Officers” the Company is party to an employment agreement with Mr. Wellborn and a service agreement with Mr. Thiers, each of which specify the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons.

The following table shows the estimated value of benefits payable to each of the named executive officers (i) if their service had been terminated under various circumstances as of December 31, 2017, or (ii) upon a change in control of the Company as of December 31, 2017. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried employees), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried employees), payments under the Company’s severance plan (which plan is generally available to all of our salaried employees), and the value of equity awards that were vested by their terms as of December 31, 2017. The table also excludes the named executive officers’ vested account balances under the Senior Management Deferred Compensation Plan (the estimated value of which is reflected above under “2017 Nonqualified Deferred Compensation”).

	Involuntary Termination ($)		Termination For Cause; Voluntary Resignation ($)	Death($)		Disability($)		Retirement($)		Change in Control($)
Jeffrey S. Lorberbaum
Value of Equity Acceleration	—		—	8,653,052	(4)	8,653,052	(4)	8,653,052	(6)	8,653,052	(4)
Insurance	—		—	1,000,000	(5)	480,000	(5)	—		—
W. Christopher Wellborn
Cash Severance	3,838,567	(1)	—	—		—		—		—
Value of Benefits	46,924	(2)	—	—		—		—		—
Value of Equity Acceleration	24,379,076	(3)	—	24,034,201	(3)	24,034,201	(3)	32,311,201	(6)	32,311,201	(3)
Insurance	—		—	1,015,000	(5)	720,000	(5)	—		—
Frank H. Boykin
Value of Equity Acceleration	—		—	3,641,328	(4)	3,641,328	(4)	3,641,328	(6)	3,641,328	(4)
Insurance	—		—	615,605	(5)	720,000	(5)	—		—
Bernard P. Thiers
Cash Severance	1,223,424	(1)	—	—		—		—		—
Value of Equity Acceleration	—		—	3,427,506	(4)	3,427,506	(4)	3,427,506	(6)	3,427,506	(4)
Insurance	—		—	—	(5)	—	(5)	—		—
Brian M. Carson
Value of Equity Acceleration	—		—	4,841,769	(4)	4,841,769	(4)	—		4,841,769	(4)
Insurance	—		—	618,000	(5)	2,880,000	(5)	—		—
Total	29,487,990			47,846,461		49,397,856		48,033,086		52,874,856

(1) Reflects for Mr. Wellborn (i) two times his 2017 base salary, which would be payable over two years following termination, and (ii) 90% of his base salary for 2017 less the amount that the Company contributed to Mr. Wellborn’s 401(k) account during 2017 (to be paid once during each of the two fiscal years following the year in which the termination occurs). Reflects for Mr. Thiers, 1.85 times his 2017 base salary, payable in a lump sum. For purposes of the table, we have assumed that the Company elects to terminate Mr. Thiers’ employment immediately in exchange for the lump sum disclosed above. Mr. Thiers is not entitled to any continuation of benefits during the 22-month notice period.

(2) Reflects the cost to the Company, based on 2017 rates, of Mr. Wellborn’s continued participation in the Company’s employee benefit plans for two years following termination as required by his employment agreement.

(3) Reflects for Mr. Wellborn the value of his outstanding RSUs that would vest upon termination of service under the specified circumstances based on the closing market price of the Common Stock on December 29, 2017 ($275.90). Of the 90,000 RSUs granted pursuant to Mr. Wellborn’s employment agreement that remain outstanding, 61,250 of such RSUs would vest in the event of an involuntary termination and 60,000 of such RSUs would vest in the event of death or disability as of December 31, 2017. In addition, 27,112 RSUs granted to Mr. Wellborn in 2015, 2016 and 2017 would vest in the event of an involuntary termination, death or disability. All of the RSUs granted to Mr. Wellborn pursuant to his employment agreement vest upon a change in control of the Company. All of the other RSUs held by Mr. Wellborn may vest in connection with a change in control of the Company as further described in Note 4.

(4) Reflects the value of unvested options and RSUs that vest upon the designated event, in each case based on the closing market price of the Common Stock on December 29, 2017 ($275.90). Pursuant to the 2007 Plan and the 2012 Plan, unvested stock options and RSUs vest upon a change in control, assuming in the case of the 2012 Plan that such awards are not assumed or otherwise equitably converted in connection with the change in control. If the awards are assumed or otherwise equitably converted in connection with the change in control, then the outstanding unvested stock options and RSUs granted under the 2012 Plan will vest if the executive’s employment is terminated without cause or he resigns with good reason (as defined in the 2012 Plan) within one year following the change in control. Under each of the plans, unvested stock options and RSUs vest upon the executive’s termination of employment due to death or disability.

(5) Reflects life insurance benefit equal to one times the then current annual salary and a disability benefit equal to $20,000 per month until the executive reaches the age of 65. The Company does not provide life or disability insurance benefits to Mr. Thiers.

(6) Pursuant to the terms of the 2012 Incentive Plan, an executive participating in the plan is eligible for retirement upon reaching the age of 60 following 10 years of continuous service to the Company. Upon retirement, any RSUs held by the executive continue to vest on their normal terms subject to forfeiture if the executive competes with the Company during the vesting period. Mr. Lorberbaum, Mr. Boykin, Mr. Wellborn and Mr. Thiers are eligible for retirement.

CEO Pay Ratio

The following ratio compares the annual total compensation of our median-paid employee with the annual total compensation of Jeffrey S. Lorberbaum, our CEO. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”). We selected October 1, 2017 as the date to identify our median employee. The compensation measure that we used to identify our median employee was base wages paid to all employees other than our CEO, as reflected in our payroll records. This compensation measure was consistently applied to all our employees included in the calculation. We annualized base wages for all full-time employees. We did not annualize base wages for part-time employees.

We have a total of 38,762 worldwide employees, 20,900 of which reside in the United States. We included 37,110 employees in our median employee analysis, excluding all of our employees located in each of Brazil (53), China (36), Czech Republic (229), Greece (7), India (5), Ireland (195), Kazakhstan (3), Latvia (18), Malaysia (792), Poland (170), Romania (31) and Ukraine (113). The total number of excluded employees was 1,652, which represents less than 5% of our total employee population. We used exchange rates in effect as of January 1, 2018, to convert compensation data from the local currencies in which it was paid into U.S. dollars.

We did not employ any statistical sampling or cost of living adjustments across the numerous jurisdictions in which we operate. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this proxy statement. The annual total compensation for fiscal year 2017 of our median employee was $40,630 and the annual total compensation of our CEO was $5,017,713. The resulting ratio of our median employee’s pay to the pay of our CEO for 2017 is 1:123.

Certain Relationships and Related Transactions

The Company’s written Related Person Transaction Policy (the “Policy”) can be obtained from the Company’s website at www.mohawkind.com/stockholdersmeeting.aspx. The Policy includes guidelines for identifying, reviewing, approving and ratifying Related Person Transactions, as defined in the Policy. Related Person Transactions include any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which persons designated in the Policy had, have or will have a direct or indirect material interest. Related Person Transactions are submitted to the Audit Committee for consideration, approval or ratification, after consideration of the relevant facts and circumstances of a particular Related Person Transaction, including but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the transaction involves a director or a person related to the director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) whether the potential Related Person Transaction is consistent with the Company’s Standards of Conduct and Ethics.

On February 24, 2009, Unilin Industries BVBA and BVBA “F. De Cock Management” entered into a service agreement (the “De Cock Service Agreement”) pursuant to which Mr. Frans De Cock renders certain services to the Flooring Rest of World segment. Pursuant to the De Cock Service Agreement, Mr. De Cock received an annual base amount of $304,307 (€253,547) in 2017 and an annual retainer amount of $14,560 (€12,132). Mr. De Cock is also eligible for an annual bonus of up to 85% of the base amount and an annual grant of up to 2,000 restricted stock units. The Company will reimburse all reasonable expenses incurred for services rendered to the Company. The De Cock Service Agreement restricts Mr. De Cock from providing services to competing companies or soliciting employees or customers for two years following the termination of the agreement. The agreement has been terminated in accordance with its terms effective May 31, 2018.

Mr. De Cock’s son, Paul De Cock, is an executive in the Flooring Rest of World segment, and was paid approximately $1,049,191 (€874,180) in salary and bonus, was awarded restricted stock units valued at $574,160 (€478,387) — based on the grant date closing price of the Company’s common stock — in 2017. Pursuant to agreements dated March 7, 2014, March 9, 2015, March 1, 2016, March 7, 2017, and March 5, 2018, between the Company and Mr. De Cock’s son, Mr. De Cock’s son has agreed not to transfer any shares of Common Stock issued to Mr. De Cock’s son upon the vesting of restricted stock units granted to Mr. De Cock’s son on the agreement dates for a period of two years following the vesting dates.

The son-in-law of Mr. Bernard Thiers, Ludovic Billet, is an executive of Triplaco nv (“Triplaco”), a value-added reseller of panels and a customer of the Flooring Rest of World segment. Mr. Billiet’s family has a significant ownership stake in Triplaco, which purchased $522,017 (€434,942) in panels from the Company’s Flooring Rest of World segment in 2017.

On January 13, 2015, the Company and Unilin BVBA, a subsidiary of the Company (“Unilin”), entered into a share purchase agreement with Filip Balcaen and Enterhold SA (“Enterhold”), regarding the purchase of the IVC Group, which was completed in June 2015. Enterhold is wholly-owned by Mr. Balcaen. At the closing, Unilin paid to Enterhold $786,822,215 (€655,575,917) and transferred to Enterhold 805,811 shares of the Company’s Common Stock, which are subject to a registration rights agreement between Enterhold and the Company. Since completion, Unilin has made $7,159,390 in indemnification claims of which $6,143,994 have been paid by Enterhold in final settlement of the claims.

The son of Mr. Jeffrey Lorberbaum, Brian Lorberbaum, is an employee in the Company’s Flooring North America segment, with $132,062 paid in compensation for 2017.

Amounts in Euros have been converted to U.S. Dollars based on a 1.2 exchange rate for 2017.

Compensation Committee Interlocks and Insider Participation

During 2017, Dr. Bogart and Messrs. Onorato and Runge served as members of the Compensation Committee. None of the Compensation Committee members was, during 2017 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2017, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the 2017 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis,” the executive compensation tables and related narrative executive compensation disclosure in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.

Principal Stockholders of the Company

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 16, 2018, by (i) each person who is known by the Company to beneficially own more than five percent (5%) of the outstanding shares of the Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers, and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Jeffrey S. Lorberbaum(1)	10,456,984	14.0
Aladdin Partners, L.P.(2)	8,293,785	11.1
The Vanguard Group(3)	6,302,440	8.5
BlackRock, Inc.(4)	5,046,157	6.8
JPMorgan Chase & Co.(5)	4,029,356	5.4
FMR LLC(6)	3,826,280	5.1
Filip Balcaen(7)	1,257,392	1.7
Bruce C. Bruckmann	282,666	*
Bernard P. Thiers(8)	236,864	*
Frans G. De Cock(9)	205,590	*
W. Christopher Wellborn	46,789	*
Joseph A. Onorato	13,431	*
Frank H. Boykin(10)	6,540	*
Karen A. Bogart	6,511	*
Richard C. Ill	6,075	*
Brian M. Carson	3,754	*
William H. Runge III	1,553	*
All directors and executive officers as a group (16 persons)	12,527,199	16.8

*	Less than one percent.

(1) The address of Mr. Lorberbaum is 160 South Industrial Boulevard, Calhoun, Georgia 30701. Includes 8,293,785 shares held by Aladdin Partners, L.P. (see footnote 2). Also includes 126,304 shares owned by The Alan S. Lorberbaum Family Foundation of which Mr. Lorberbaum is a trustee and may share voting and investment power. Includes 439,140 shares held by Dalton Partners, L.P. and 420,668 shares held by Dalton Fund, L.P. over which Mr. Lorberbaum has voting and dispositive power. Includes 315,002 shares held by a family trust for the benefit of Mr. Lorberbaum over which Mr. Lorberbaum shares voting and dispositive power. Includes 140,000 shares owned by Cuddy Holdings LP (“Cuddy”). Mr. Lorberbaum owns one-third of the voting shares of Helm Management Corporation, which holds 1,646 shares and is the sole general partner of Cuddy, and may share voting and dispositive power with respect to all such shares. Includes 201,377 shares held by a family trust for the benefit of Ms. Suzanne Helen, Mr. Lorberbaum’s sister, and 396,435 shares held by SLH Partners, L.P. and 103,700 shares held by SLH Fund, L.P., over all three of which Ms. Helen has voting and dispositive power. Mark Lorberbaum, Mr. Lorberbaum’s brother, and Ms. Helen each owns one-third of the voting shares of Helm Management Corporation, which is the sole general partner of Cuddy, and may share voting and dispositive power with respect to all such shares. Mr. Lorberbaum disclaims beneficial ownership of all shares described above to the extent he does not have a pecuniary interest. Includes 194 shares held in the Company’s 401(k) Plan and 18,733 shares directly held.

(2) The address of Aladdin Partners, L.P. is 160 South Industrial Boulevard, Calhoun, Georgia 30701. ASL Management Corp. is a general partner of Aladdin Partners, L.P. and shares voting and investment power with respect to these shares. Mr. Lorberbaum is the owner of 100% of the outstanding voting stock of ASL Management Corp. and may share voting and investment power with respect to these shares. Each of ASL Management Corp. and Mr. Lorberbaum disclaim beneficial ownership of the shares held by Aladdin Partners, L.P. to the extent they do not have a pecuniary interest. Aladdin Partners, L.P. has pledged 110,000 shares as security for certain loan obligations.

(3) Based upon an amended Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, the address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(4) Based upon a Schedule 13G filed with the SEC on January 25, 2018 by BlackRock, Inc., the address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(5) Based upon a Schedule 13G filed with the SEC on January 24, 2019 by JPMorgan Chase & Co., the address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(6) Based upon a Schedule 13G filed with the SEC on February 13, 2018 by FMR LLC, the address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(7) Includes 1,114,473 shares held by Enterhold SA and 142,768 shares held by Floorenter NV.

(8) Includes 62,495 shares issuable upon the exercise of currently vested options and 130,106 shares held by a family limited partnership.

(9) Includes 195,573 shares held by a family limited partnership.

(10) Includes 155 shares owned pursuant to the Company’s 401(k) plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were timely complied with by such persons except as follows: On March 9, 2017, Brian M. Carson, President-Flooring NA, sold 1,250 shares of Common Stock, which sale was reported on a Form 5 filed on January 16, 2018. On December 9, 2016 one of the Company’s directors, Bruce C. Bruckmann, gifted 1,125 shares of Common Stock, which gift was reported on a Form 4 filed on February 13, 2018.

CORPORATE GOVERNANCE

General

The Board of Directors and the Governance Committee consider the experience, skills and characteristics of candidates for Board membership as well as each Board member on an annual basis. The Board and the Committee consider diversity in this process, and in this regard seek the most capable directors and candidates who possess the appropriate characteristics, skills and experience to make a significant contribution to the Board, the Company and its stockholders. The Board considers gender, race, nationality, language skills and other personal characteristics in this process.

The Company’s Board of Directors is well qualified, and each director has the requisite experience, skills and characteristics to serve on the Board. Among or in addition to the backgrounds and experiences described in “Director, Director Nominee and Executive Officer Information”:

•	Mr. Lorberbaum, our Chairman and CEO, brings over 30 years of management and executive experience in the flooring industry and is a significant stockholder.

•

Mr. Wellborn, our President and Chief Operating Officer, brings over 30 years of experience in the manufacturing and finance sectors, with approximately 20 years as an executive in the flooring industry.

•	Mr. Balcaen brings over 30 years of management and executive experience in the flooring industry, specifically in the European LVT, vinyl and carpet industries.

•

Dr. Bogart brings broad executive experience, including in the consumer products sector and in Asia, with domestic and multi-national public and private companies in various industries, together with service on another public company board of directors.

•	Mr. Bruckmann brings significant experience in corporate finance and capital markets, together with service on other public company boards of directors.

•	Mr. Ill brings over 45 years of public company experience in management, manufacturing and operations, with approximately 20 years of experience as a director of public companies.

•

Mr. Onorato brings significant executive and financial experience with public, global manufacturing companies, including service as both a Chief Financial Officer and as a Treasurer, together with service on another public company board of directors.

•

Mr. Runge has extensive experience working with companies to transform operations, catapult growth and accelerate results. Working as an independent advisor, he has served in CFO, COO, CEO and Controller roles in the manufacturing, distribution and service industries.

The Board of Directors has determined that a combined Chairman and Chief Executive Officer position is most appropriate for the Company at this time. Mr. Lorberbaum has served in this combined role since 2004. The Board of Directors believes that Mr. Lorberbaum, who is also a significant stockholder of the Company, has efficiently conducted the business and affairs of the Company and believes that he has provided effective leadership and guidance as the Chairman in the management of the Company’s risk profile and pursuit of its strategic goals. The Board of Directors does not have one independent lead director; rather, the Board has determined that each of the three independent chairs of the Audit, Compensation and Governance Committees will also provide Board leadership by presiding at the Board’s executive sessions on a rotating basis.

Each member of the Board of Directors is required to submit his or her resignation to the Board of Directors upon the expiration of the term of service in which his or her 75th birthday occurs. Similarly, each director is required to submit his or her resignation upon a failure to receive a majority of the votes cast in any uncontested election for which they are a nominee. In each case, the Board of Directors is not required to accept such resignation, and the Board of Directors will consider a variety of factors when determining whether any director might continue his or her service on the board.

The Board of Directors provides oversight of the financial, operational, legal and other business risks to the Company on an ongoing basis. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic, financial, cybersecurity, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risk that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the Company’s risk management processes are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight, the Audit Committee has primary responsibility for the financial, legal, cybersecurity and other operational risks, and the Compensation Committee assesses the risks associated with our compensation practices. Each of the Committees routinely reports to the full Board on material issues considered by such Committee, which may include issues of risk.

Nomination Process for the Board of Directors

The Governance Committee evaluates candidates for the Board of Directors identified by its members, other Board members, as well as the Company’s management and stockholders. The Governance Committee from time to time may also retain a third-party executive search firm to identify qualified candidates for membership on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance Committee should follow the procedures set forth below under “Stockholder Proposals.”

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation. In evaluating a prospective nominee, the Governance Committee may consider among other things, the following criteria: the ability of the prospective nominee to represent the interests of the stockholders; the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; the extent to which the prospective nominee contributes to the range of talent, skill and expertise of the Board of Directors; and the extent to which the prospective nominee helps the Board of Directors reflect the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers.

After completing the evaluation, the Governance Committee makes a recommendation to the Board of Directors.

Communication with Directors

The Board of Directors has established a process by which interested parties may send communications to members of the Board of Directors, including the non-management directors. Interested parties wishing to send communications to members of the Board of Directors should write to the Mohawk Board of Directors at P.O. Box 963, Calhoun, Georgia 30703. Interested parties should indicate whether the communication is directed to all Board members or only non-management Board members. The Company’s Secretary will relay all communications to all members of the Board or non-management directors as directed by the writer. For other information related to interested party opportunities to communicate with members of the Board of Directors (including the Company’s policy with respect to attendance of directors at annual stockholder meetings), visit the Company’s website at www.mohawkind.com/stockholdersmeeting.aspx.

Availability of Information

The Board of Directors has adopted (i) written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee, (ii) Corporate Governance Guidelines and (iii) the Mohawk Industries, Inc. Standards of Conduct and Ethics. Each of these documents is available on the Company’s website at www.mohawkind.com/stockholdersmeeting.aspx and will be made available in print to any stockholder who requests it.

Financial Statements

Consolidated financial statements for the year ended December 31, 2017, independent registered public accounting firm’s reports and management’s discussion and analysis may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder desires to include in the Company’s proxy statement for presentation at the 2019 Annual Meeting must be received by the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary, on or before December 7, 2018 and must comply with the requirements of SEC Rule 14a-8. In addition, any stockholder who intends to present a director nomination or other proposal at the 2019 Annual Meeting, other than through inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, must provide the Company with advance notice of such nomination or other stockholder proposal no earlier than December 7, 2018, and no later than February 20, 2019 and provide all of the information specified under the Company’s Bylaws. A copy of our bylaws may be obtained by written request at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or are incidental to the conduct of the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

The Company will bear the cost of the solicitation of proxies on behalf of the Company. Directors, officers and other employees of the Company may, without additional compensation except for reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of not more than $10,000 plus expenses. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

As permitted by the Exchange Act, only one copy of this proxy statement or notice of internet availability is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies. This is known as householding. The Company will promptly deliver, upon oral or written request, a separate copy of the materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Deby Barnes-Forbus by phone at (706) 624-2246 or by mail at 160 South Industrial Boulevard, Calhoun, Georgia 30701. Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement or notice of internet availability may contact our registrar and transfer agent, American Stock Transfer & Trust Company (“AST”), to request that only a single copy of the materials be mailed in the future. Contact AST by phone at 800-937-5449 or by mail at 6201 15th Avenue, Brooklyn, NY 11219. Beneficial owners should contact their broker, bank or other nominee.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

A list of stockholders entitled to be present and vote at the Annual Meeting will be available at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701, for inspection by the stockholders during regular business hours from May 14, 2018, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.

If you cannot be present in person, you are requested to vote promptly by internet. Or, if you requested a paper copy of your materials, you may complete, sign, date and return the enclosed proxy. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

R. DAVID PATTON

Vice President-Business Strategy,

General Counsel and Secretary

Calhoun, Georgia

April 6, 2018

Annex A

Non-GAAP Reconciliation

Reconciliation of Non-GAAP Measures

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.

(Amounts in thousands, except per share data)

	For the Years Ended December 31,
	2017	2016
Net earnings attributable to Mohawk Industries, Inc.	$971,638	$930,362
Unusual items:
Restructuring, acquisition and integration-related costs	49,144	60,523
Acquisitions purchase accounting (inventory step-up)	13,314	—
Legal settlement and reserves	—	(90,000)
Release of indemnification asset	4,459	5,371
Tradename impairment	—	47,905
Income taxes — reversal of uncertain tax position	(4,459)	(5,371)
Income tax reform, net	810	—
Income taxes	(16,260)	(8,443)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$1,018,646	$940,347
Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$13.61	$12.61

Weighted-average common shares outstanding — diluted	74,839	74,567

Reconciliation of Non-GAAP Measures

Reconciliation of Operating Income to Adjusted Operating Income and Proforma Adjusted EBITDA

(Amounts in thousands)

	For the Years Ended December 31,
	2017	2016
Operating Income	$1,354,173	$1,279,943
Add: Restructuring, acquisition and integration-related costs	48,940	59,847
Acquisition purchase accounting (inventory step-up)	13,314	—
Tradename impairment	—	47,905
Legal settlement and reserves	—	(90,000)
Adjusted Operating Income	$1,416,427	$1,297,695

Less: Net earnings attributable to noncontrolling interest	(3,054)	(3,204)
Add: Depreciation and amortization	446,672	409,468
Other income (expense), net	(5,205)	1,729
Release of indemnification asset	4,459	5,372
Restructuring, acquisition and integration-related costs	—	677
Acquisitions EBITDA	—	—
Proforma Adjusted EBITDA	$1,859,299	$1,711,737

Net Sales	9,491,290	8,959,087
Operating income as a percent of sales	14.3%	14.3%
Adjusted EBITDA as a percent of net sales	19.6%	19.1%

The Company supplements its consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies. The Company believes the above non-GAAP profitability measures, when reconciled to the corresponding US GAAP measure, help its investors in understanding the long-term profitability trends of the Company’s business and in comparisons of its profits with prior and future periods.

The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, legal settlements and reserves, tradename impairments, acquisition purchase accounting (inventory step-up), release of indemnification assets and the reversal of uncertain tax positions.

☐	∎

PROXY

MOHAWK INDUSTRIES, INC.

CALHOUN, GEORGIA

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Mohawk Industries, Inc., a Delaware corporation (“Mohawk”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Frank H. Boykin and R. David Patton, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Mohawk Common Stock which the undersigned is entitled to vote on all matters which may come before the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Mohawk Industries, Inc. to be held on Thursday, May 24, 2018 at 10:00 a.m. local time, at 160 South Industrial Blvd., Calhoun, Georgia 30701, and at any adjournment or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof.

(Continued and to be signed on the reverse side.)

∎	1.1	14475	∎

ANNUAL MEETING OF STOCKHOLDERS OF

MOHAWK INDUSTRIES, INC.

May 24, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. If you plan to attend the Annual Meeting in person, present this admission ticket and photo identification at the registration desk. Please see the proxy statement for additional information on how to attend the meeting and vote in person.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.mohawkind.com/stockholdersmeeting.aspx
i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. i

∎	00003303300000000000 2	052418

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all nominees listed.
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this Proxy or provide voting instructions by telephone or internet. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.		1.	The election of three Directors for a term of three years and until their successors are elected and qualified
				FOR	AGAINST	ABSTAIN
			Mr. Balcaen	☐	☐	☐
			Mr. Bruckmann	☐	☐	☐
The Board of Directors recommends a vote FOR proposals 2 and 3.
		2.	The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm	☐	☐	☐

		3.	Advisory vote to approve executive compensation, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting of

MOHAWK INDUSTRIES, INC.

To Be Held On:

May 24, 2018 at 10:00 a.m. local time

at 160 South Industrial Blvd., Calhoun, Georgia 30701

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 5/4/18.

Please visit www.mohawkind.com/stockholdersmeeting.aspx where the following materials are available for view:

• Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)
E-MAIL: info@astfinancial.com
WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials
TO VOTE:

ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting. If you plan to attend the Annual Meeting in person, present this admission ticket and photo identification at the registration desk.

Please see the proxy statement for additional information on how to attend the meeting and vote in person.

MAIL: You may request a card by following the instructions above.

The Board of Directors recommends a vote FOR all nominees listed.

1.   The election of three Directors for a term of three years and until their successors are elected and qualified

Mr. Balcaen

Mr. Bruckmann

The Board of Directors recommends a vote FOR proposals 2 and 3.

2.   The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm

3.   Advisory vote to approve executive compensation, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders

Please note that you cannot use this notice to vote by mail.